Exhibit 99.1

Biographical information and business experience for each of Messrs. Durden, Fisher, Pallack, Stecker, Thekkethala and Del Priore is set forth below.

Incoming Directors

Michael Durden, age 54, has been the owner of and principal consultant at Barrington Advisory Group, LLC, since August, 2012. Mr. Durden has also served as an Operating Director of ClearPoint Investment Partners, a private equity firm, since 2013. From 2006 through 2012, Mr. Durden served as a Senior Vice President at Experian, a transactional data company. Mr. Durden has more than twenty years of multi-discipline experience in the data and analytics sectors. He serves on the board of directors of Archer, Inc. and several private companies.

Itzhak Fisher, age 61, has been the Chairman and Partner of Pereg Ventures, a venture capital firm, since 2005. From 2015 through 2016, Mr. Fisher was Chief Executive Officer of Harland Clarke, an integrated payment solutions, marketing services and retail company. From 2007 through 2014, Mr. Fisher served as the Executive Vice President of Nielsen, a global information, data, and measurement company. Mr. Fisher has more than 30 years of experience with a broad range of transactions, including mergers, acquisitions and initial public offerings, as an entrepreneur, investment manager and acquirer. Mr. Fisher has served as an advisor or on the board of directors of a number of public and private companies.

Matthew Stecker, age 48, has served as a senior advisor in the United States Department of Commerce since September of 2015. From October 2014 through August 2015, Mr. Stecker Chief Executive Officer of Kaneland, LLC, an e-commerce startup, which he founded. From May 2013 through October 2014, Mr. Stecker served as Vice President, Mobile Content – North America for RealNetworks, Inc., a telecommunications and media firm. From August 2009 through May 2013, Mr. Stecker served as Chief Executive Officer of Livewire Mobile, Inc., a telecommunications and e-commerce company.

Thomas Thekkethala, age 55, has been the director and Chief Executive Officer of Evolving Systems Inc., a software solutions company, since October 2015. From February 2004 through September 2015, Mr. Thekkethala was the director and Chief Executive Officer of Sixth Sense Media, a software company. In addition, from December 1999 through September 2015, Mr. Thekkethala was the Managing Partner of JT Ventures LLC, a venture capital fund that focused on investments in software companies.

Thomas J. Pallack, age 62, has been the Chief Executive Officer and Head of Sales of SBV Solutions –Strategic Business Velocity, a software sales company that he co-founded, since 2005. Mr. Pallack’s background encompasses more than 30 years of sales, sales operations, financial and business development experience with a number of global technology software companies, including Oracle, Ariba and Consilium.

Appointed Executive Officers

Biographical information for Mr. Pallack, the Company’s Interim Chief Executive Officer, is provided above.

Mark Del Priore, age 39, served as Chief Financial Officer of Go Green Global Technologies Corp, a water and fuel technology licensing, marketing, manufacturing and development company, since November 2014, where he has also served as a director since May 2013. From 1999 to 2013, Mr. Del Priore served as a Principal at W.R. Huff Asset Management Co., L.L.C., where he evaluated and oversaw a number of W.R. Huff’s public and private investments, including a substantial portfolio of technology, telecommunications and media companies. Mr. Del Priore’s extensive financial experience qualifies him to act as Interim Chief Financial Officer of the Company.